Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-1) for the registration of 21,451,035 additional shares of common stock issuable upon conversion of 6.00% Convertible Senior Notes due 2021 with an aggregate principal amount of $68,000,000 (the “Notes”), resale of the Notes and the incorporation by reference therein of our report dated March 18, 2015, with respect to the consolidated financial statements of Xtant Medical Holdings, Inc. (formerly known as Bacterin International Holdings, Inc.) included in its Annual Report on Form 10-K for the year ended December 31, 2014, filed with the Securities and Exchange Commission.

/s/ EKS&H LLLP

December 21, 2015

Denver, Colorado